Exhibit 99.1

Flutter Entertainment to Host Investor Day

Friday September 13, 2024

Flutter Entertainment plc (“Flutter”) (NYSE:FLUT, LSE:FLTR), the leading online sports betting and iGaming operator, today announced that it will host an Investor Day event on Wednesday, September 25, 2024 at 13:00 ET (18:00 BST). This hybrid event will take place at Cipriani, 25 Broadway, New York, and will feature a presentation by management showcasing the future growth potential for the Flutter Group and the capital allocation opportunities that will unlock. Management will also be available to address questions following the presentation.

The presentation and Q&A will be livestreamed for those unable to attend in person. Prospective attendees can register to access the livestream or express their interest in attending the in person event here, or via www.flutter.com/investors/investor-day/. Capacity for in person attendees is limited and is not assured for each person expressing an interest in attending.

For those unable to view the event live, a replay will be available after the event. A copy of the presentation slides will be available on the Flutter website at www.flutter.com.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with leading positions in markets across the world, including the US. Our ambition is to leverage our significant scale and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global competitive advantages of the Flutter Edge, which gives our brands access to group-wide benefits to stay ahead of the competition, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, Tombola, Betfair, MaxBet, Junglee Games and Adjarabet.

To learn more about Flutter, please visit our website at www.flutter.com.

Enquiries

Investor Relations: Investor.relations@flutter.com

Media Relations: corporatecomms@flutter.com